As filed with the U.S. Securities and Exchange Commission on July 1, 2013

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ESPERION THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1870780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Esperion Therapeutics, Inc.

46701 Commerce Center Drive

Plymouth, MI 48170

(Address of Principal Executive Offices)

2008 INCENTIVE STOCK OPTION AND RESTRICTED STOCK PLAN

2013 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plans)

Tim M. Mayleben

President and Chief Executive Officer

Esperion Therapeutics, Inc.

President and Chief Executive Officer

46701 Commerce Center Drive

Plymouth, MI 48170

(Name and address of agent for service)

(734) 862-4840

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Arthur R. McGivern, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share (2008 Incentive Stock Option and Restricted Stock Plan)	668,816	(2)	$2.12	(3)	$1,417,889.92	$193.40
Common stock, $0.001 par value per share (2013 Stock Option and Incentive Plan)	1,116,914	(4)	$15.93	(5)	$17,792,440.02	$2,426.89
Common stock, $0.001 par value per share (2013 Stock Option and Incentive Plan)	37,215	(6)	$14.00	(7)	$521,010.00	$71.07
Total	1,822,945				$19,731,339.94	$2,691.35

(1)                                     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)                                     Represents shares of common stock issuable upon the exercise of outstanding options granted under the 2008 Incentive Stock Option and Restricted Stock Plan (the “2008 Plan”). No further grants will be made under the 2008 Plan. To the extent outstanding options granted under the 2008 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2008 Plan, the number of shares underlying such awards will be available for future grant under the 2013 Stock Option and Incentive Plan (the “2013 Plan”). See footnote 4 below.

(3)                                     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.  For the shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2008 Plan, the Proposed Maximum Offering Price Per Share is $2.12 per share, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2008 Plan.

(4)                                     Represents 1,116,914 shares of common stock reserved for issuance under the 2013 Plan, which consists of (i) 1,100,000 shares of common stock that were reserved for issuance under the 2013 Plan, plus (ii) 54,129 shares of common stock originally reserved for issuance under the 2008 Plan that became available for issuance under the 2013 Plan upon the completion of Registrant’s initial public offering, less (iii) 37,215 shares of common stock issuable upon the exercise of outstanding options granted under the 2013 Plan. In addition to the shares registered under the 2013 Plan, to the extent that awards outstanding under the 2008 Plan as of the date of this Registration Statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2013 Plan. The 2013 Plan also provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2013 Plan on January 1 of each year, from January 1, 2014 through January 1, 2023. The number of shares added each year will be equal to the lesser of: (i) 2.5% of the outstanding shares on the immediately preceding December 31 or (ii) such amount as determined by the Compensation Committee of the Registrant’s Board of Directors.

(5)                                     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $15.93, the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Global Market on June 26, 2013.

(6)                                     Represents shares of common stock issuable upon the exercise of outstanding options granted under the 2013 Plan.

(7)                                     Represents the exercise price per share with respect to all of the outstanding options granted under the 2013 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*           The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)                                 The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, on June 26, 2013, relating to the Registration Statement on Form S-1, as amended (File No. 333-188595), which contains the registrant’s audited financial statements for the latest fiscal year which such statements have been filed, and the related registration statement on Form S-1 (File No. 333-189590) filed pursuant to Rule 462(b) under the Securities Act on June 25, 2013; and

(b)                                 The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-35986) filed with the Commission on June 25, 2013 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

None.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.                    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, this 1st day of July, 2013.

ESPERION THERAPEUTICS, INC.

By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Esperion Therapeutics, Inc., hereby severally constitute and appoint Tim M. Mayleben, Troy A. Ignelzi and Richard B. Bartram, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Tim M. Mayleben	President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	July 1, 2013
Tim M. Mayleben

/s/ Richard B. Bartram	Controller	July 1, 2013
Richard B. Bartram	(Principal Accounting Officer)

/s/ Patrick Enright	Director	July 1, 2013
Patrick Enright

/s/ Dov A. Goldstein, M.D.	Director	July 1, 2013
Dov A. Goldstein, M.D.

/s/ Daniel Janney	Director	July 1, 2013
Daniel Janney

/s/ Louis G. Lange, M.D., Ph.D.	Director	July 1, 2013
Louis G. Lange, M.D., Ph.D.

/s/ Roger S. Newton, Ph.D., FAHA	Chief Scientific Officer, Director and Executive Chairman	July 1, 2013
Roger S. Newton, Ph.D., FAHA

/s/ Nicole Vitullo	Director	July 1, 2013
Nicole Vitullo

EXHIBIT INDEX

Exhibit No.		Description
4.1		Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595).
4.2		Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).
4.3		Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).
4.4		Form of Warrant to Purchase Preferred Stock dated September 4, 2012 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).
4.5

Investor Rights Agreement by and between the Registrant and certain of its stockholders dated April 28, 2008 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).

4.6

Amendment No. 1 to Investor Rights Agreement by and between the Registrant and certain of its stockholders dated April 11, 2013 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).

4.7

Registration Rights and Securityholder Agreement by and between the Registrant and Pfizer Inc. dated April 28, 2008 (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595)).

5.1	*	Opinion of Goodwin Procter LLP
23.1	*	Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page)
99.1

2008 Incentive Stock Option and Restricted Stock Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595).

99.2

2013 Stock Option and Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188595).

*  Filed herewith.